                                LICENSE AGREEMENT

      AGREEMENT made this 30 day of June, 1999 between Hamilton-May Corporation, ("HamMay") a Nevada Corporation; Gregory F. Gilbert, ("Gilbert") an Individual; Nardo Zaias, ("Zaias") an Individual and Diabetex International Corporation, a Utah Corporation, ("Diabetex" or "Licensee").

      WHEREAS:

      The Parties hereto are aware of the activities of Advanced Metabolic Systems, Inc., and wish to enter into an agreement for technology which is believed to fill a specific need for equipment. Gregory F. Gilbert is currently the CEO of AMSys, and Nardo Zaias, M.D. having helped to open a clinic in Florida, with the special ability to open clinics in Florida and South America; is currently the sole officer and director of Hamilton-May Corporation; and,

      Gilbert and Zaias have been working together as a partnership under the name "Hamilton-May Fluidics" without formal filing in any jurisdiction, and together have taken their collective wisdom and experience to develop and invent certain fluid pumping systems which are currently not being manufactured or used by any entity or individuals, including Gilbert and Zaias; and,

      Whereas the date of their invention is prior to 1992, but there has been no sale or disclosure of their act to any entity or person other than in a confidential setting; and,

      Whereas Gilbert and Zaias desire to patent and develop for production a pumping system which uses circular motion, and dual directional testing, and which can be used with insulin to treat diabetes and other insulin requiring therapies, including burns, and even certain anticipated non-diabetic conditions, all of which require exacting but rapid infusion, for which the basic systems are ideal; and,

      Whereas Hamilton-May, Gilbert and Zaias desire to grant to Diabetex International, or assigns, the worldwide exclusive right to use their systems, in development, for the development, manufacture and sale of units delivering insulin or a compound in conjunction with insulin;

      NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Agreement, as well as other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties further agree as follows:

                                 I. DEFINITIONS

      The following terms (except as otherwise expressly provided or unless the context otherwise requires) for all purposes of this Agreement shall have the following respective meanings (it being understood that the terms defined in this Agreement shall include in the singular number the plural, and in the plural number the singular).

1.01 "Affiliate" shall mean any person, corporation or other entity which either directly or indirectly controls a party to this Agreement, is controlled by such party, or is under common control with such party. As used herein, the term "control" means possession of the power to direct or cause the direction of the management and policies of a corporation or other entity, whether through the ownership of voting rights, or by contract or otherwise, or the ownership of fifty-one percent of the equity participation in such entity of any class of stock or interest.


                            License Agreement, Page 1

1.02 "Agreement" shall mean this Agreement, including all exhibits and schedules annexed to this Agreement.

1.03 "Licensees" shall mean Diabetex International Corp. and its assigns and affiliates.

1.04 "Licensors" shall mean Hamilton-May, Gilbert, Zaias, and all those persons working for same on Licensed Technology.

1.05 "Patents" shall mean the Patents and Applications for Patents, improvements, technology, products and devices that are obtained by Licensors, for which a patent may be pending or issued, and all foreign counterparts and extensions thereof, whether now existing or hereinafter conceived or acquired by or through Diabetex or its Affiliates, subject to the limitations contained in this Agreement.

1.06 "Licensed Technology" shall mean the Patents and Applications for Patents, described hereinabove, the improvements, technology, products, devices and intellectual properties that are identified herein as circular pumping systems with electronic and mechanical activation, alone, or coupled with sensors for determination of fluids, both in the reservoir and in the delivery line, using or labeled for insulin or insulin in connection with other drugs delivery, and all foreign counterparts and extensions thereof, as well as all other patents, know-how, inventions, ideas, methods, processes, concepts, or intellectual properties, whether now existing or hereinafter conceived or acquired by or through Hamilton-May, Gilbert, Zaias, Diabetex, or its affiliates relating to, or using any part of, such technology, subject only to the limitations contained in this Agreement.

1.07 "New Technology" shall mean all technology of every kind, including ideas, concepts, know-how, inventions, methods, processes and intellectual properties of any kind, which are NOT included in the Licensed Technology but which are used to better or further the Licensed Technology.

1.08 "Products" means any and all products, devices, supplies, compounds, fluids, drugs or consumables, manufactured, distributed or sold by or through Diabetex or its Affiliates attached to or made for or in conjunction with any products using the Licensed Technology.

1.09 "Territory" shall mean the whole world, whether or not a patent is issued, as a trade secrete territory where no patent can be or is issued.

                              II. GRANT OF LICENSE

      The following grant of rights shall apply for all Licensed Technology which is subject to the terms of this Agreement, including both that technology which currently exists, as well as that which is developed in the future relating to Licensed Technology:

2.01 Licensed Technology. Licensors hereby grant and agrees to grant to Licensees, and Licensees hereby accept, under the terms of this Agreement, an exclusive license, even as to Hamilton-May, of the Licensed Technology, with the right to grant approved sublicenses, and to use, manufacture, develop, sell, market and distribute the Licensed Technology and products relating thereto, in the Territory. The License shall include, but not be limited to, all Products and devices presently known or in the future conceived and developed by Licensors, as well as all improvements on the existing or related devices and products, and shall be limited only as contained in this Agreement.


                            License Agreement, Page 2

4.02 Stock Participation. In consideration for the work previously completed by Zaias, three hundred thousand shares of Diabetex shall be paid to Zaias, or his order, to pay for certain previous activities.

4.03 Prototypes and Regulatory Affairs. The out of pocket costs of prototypes, regulatory affairs and patent costs in obtaining needed approvals shall be jointly obtained by Licensors and Licensees, with the costs of same not reducing the monthly amount of Advance Royalties herein.

                             V. PRODUCT DEVELOPMENT

5.01 Product Development Cooperation. Hamilton-May shall offer to help Diabetex use its best efforts in developing commercially viable products using and extending License Technology, New Technology and new Patents. Licensors shall provide all reasonable cooperation and coordination with Licensees in the development, including the design, manufacture and marketing of Products.

5.02 Manufacturing. Licensees shall have the right to manufacture, use, sell and distribute products using the Licensed Technology, and Hamilton-May shall disclose to Licensees all information concerning product development which may aid or help Licensees to embody the technology in the best modality, including the best features and attributes in its products. All information which is related to, might aid, or tend to aid Licensees in Product Development shall be disclosed to the agent of Licensees, including, but not limited to proprietary engineering, design, clinical and technical data, methods, know-how, concepts, ideas and intellectual property and processes which is reasonably helpful for the production of Products using Licensed Technology, whether presently in the knowledge or possession of Licensors, and its employees, or which comes within the knowledge and possession of Licensors, and its employees so long as Licensees shall retain licenses in full force and effect. All such agents receiving such information shall execute non-use and non-disclosure agreements, and shall be subject to reasonable objection by Licensors as to the propriety of such disclosure. When Licensees test or submit for governmental approval any of its Products or product prototypes developed using the Licensed Technology, Licensors shall fully cooperate with Licensees and provide all available technical assistance in the testing, designing, manufacturing, and governmental approval processes. All information in the use of such properties shall be disclosed to Licensors which will allow Licensors to jointly develop systems which are not included in the use granted under this agreement.

5.03 Continued Use. Licensors reserve the right to engage in outside research in the field of the Licensed Technology with respect to all aspects thereof. Licensors shall, with the prior written approval of Licensees, be entitled to grant a limited number of non-commercial educational or research licenses to institutions engaged in research or consulting activities which support Licensors. Licensors shall inform Licensees of any such limited licenses, and Licensees shall be entitled to reasonably object to any such license. Any and all such limited licenses shall be preceded by a written non-disclosure and non-use confidentially agreement acceptable to the corporate parties hereto.

5.04 Sales Following Ready Products. Licensees shall commercially sell Products subject to this license after a commercially ready unit has been developed and approved for sale in the United States and Canada within one year of approval. As to Western Europe and Japan, sales shall commence within two years of Untied States FDA approval or one year after regulatory approval in such country, whichever is later. As to all other markets, a reasonable time after regulatory approval in such markets, or one year after such additional time as would be reasonable. If sales do not commence, then Licensors shall have the right to give a notice so Licensees that it must, within ninety (90) days of said notice, require sales to commence, or Licensors may elect to terminate the


                            License Agreement, Page 4
      with a copy of all patent applications under strict confidentiality agreement acceptable to the parties.

7.02  Infringement Actions.

      7.02.1 The parties shall each promptly notify the other following the discovery of any infringement of the Licensed Technology Patents or unauthorized use of the Products, which may come to their attention. Licensors shall promptly take all steps necessary to obtain a discontinuance of the infringement and, if not successful, Licensors shall bring suit against the infringer with or without the consent of Licensees.

      7.02.2 If Licensors fail to obtain a discontinuance of such infringement, or unauthorized use and/or fails to bring an infringement suit within 90 days of discovery of such unauthorized use ("Initial Period"), then Licensors shall give notice to the Licensees within 15 days following the Initial Period, and Licensees may, but are not required to, obtain a discontinuance of the alleged infringements or unauthorized use, or bring an infringement suit. Any infringement suit brought by Licensees shall be in the name of Licensors or Licensees, or jointly in the name of both, as Licensees shall elect, or as may be required by applicable law.

      7.02.3 With respect to any suit for infringement of the Licensed Technology, Patents or unauthorized use of the Products, the party which did not institute suit shall render all reasonable assistance to the party which did institute suit, including, but not limited to, executing all documents as may be reasonably required by the Party which did institute suit. In the event Licensors do not institute suit, Licensees shall be entitled to reimbursement from Licensors for all of its attorneys fees, costs and expenses, including the expenses of any expert witnesses that may be incurred, which Licensors shall pay by Licensees deducting up to one half of the royalty due until fully paid.

      7.02.4 Infringement of Third Party Patent. Each party shall notify the other promptly in the event of the receipt of notice of any action, suit or claim alleging of infringement by the manufacture, use or sale of Products, or of any patent or proprietary right held or alleged to be held by a third party. The parties hereto will cooperate in the defense of such claims, each bearing his or its own costs.

      7.02.5 Offset. In the event it is necessary in the reasonable judgment of Licensees for them or either of them to make royalty or other payments to a third party in order for Licensees to exercise or continue to exercise any rights granted to Licensees pursuant to the terms of this Agreement, in relation to the Licensed Technology and Products, Licensees shall be entitled to offset any amounts, up to one-half (1/2) of the total paid to any third party from the amounts due or which may become due to Licensee under this Agreement.

                              VIII. CONFIDENTIALITY

8.01 Mutual confidentiality. Licensees and Licensors realize that some information received by one party from the other pursuant to this Agreement shall be confidential. It is therefore agreed that any information received by one party from the other, and clearly designated in writing as "CONFIDENTIAL", or in any other manner which indicates its confidential nature (hereinafter referred to as "Confidential Information"), shall not be disclosed by the other party for purposes other than those contemplated by this Agreement, and shall be kept within a reasonably secure system for the retention and control of same. Confidential Information includes, without limitation, information as to any invention, formula, apparatus, equipment, trade secrets, research, report and


                            License Agreement, Page 6
      license as to that geographic country or market. These provisions shall not apply after such time as over twenty million dollars in sales shall have taken place.

                                 VI. INSPECTIONS

6.01 Inspection. Licensors shall have the right to inspect the premises of Licensees as may be reasonably necessary to determine the general progress of same toward a commercial product. Licensors shall conduct such inspection only with fifteen (15) prior days notice, and at reasonable business hours.

                       VII. REPRESENTATIONS AND WARRANTIES

6.02 Representations and Warranties. The parties hereto hereby represent the following facts

      6.02.1 The entity parties are corporations duly organized and validly existing and in good standing under the laws of the State of incorporation.

      6.02.2 The entity parties currently have power and authority to enter into and perform under the terms of the Initial Agreement and this Agreement. A Board of Directors resolution approving the execution, delivery and performance of this Agreement has been signed.

      6.02.3 The entities represent to the best of their knowledge, that they are owners of all rights, titles and interests in and to the Licensed Technology to grant the rights and licenses set forth herein.

      6.02.4 The entities represent that there are no known actions, suits, or claims pending against them or their Affiliates, or any court order before any governing body or agency with respect to the Licensed Products, the Patents or matters relating to this License, and that there are no known claims or threats of litigation against the entities hereto.

      6.02.5 The entities represent that no other person or entity presently has any effective assignment, option, license or sublicense of the Licensed Technology with respect to the manufacture, use, sale or distribution of the Products.

      6.02.6 The entities represent that to the best of their knowledge they are in compliance with all governmental regulations, and has all necessary permits to conduct operations with the exception of governmental requirements for marking as required by the Food and Drug Administration of each locality.

      6.02.7 Survival of Representations, Agreements of Non-Disclosure. The foregoing representations, together with the Non-Disclosure provisions hereof shall survive the termination of this Agreement for the maximum period of law allowed.

        VII. PATENT PROSECUTION AND INFRINGEMENT OF LICENSED TECHNOLOGY

7.01 Prosecution. Licensors shall keep Licensees currently advised of all steps taken or to be taken in the prosecution of all applications for patents, improvements, continuation in part, or other patent office applications or actions, related to the Licensed Technology. Licensees shall be responsible for all reasonable fees and costs, including attorneys' fees by attorneys acceptable to Licensees, relating to the filing of patent applications and fees required for maintenance in the Territory. Any Territory where Licensors fail or refuse to seek patent protection shall allow Licensees to file for such protection under a direct invention or work for hire patent. Any Territory where Licensees fail or refuse to pay for the actual, reasonable patent costs shall allow Licensors to terminate the license for such area after 90 days demand for payment. Licensors shall provide the agent for Licensees


                            License Agreement, Page 5
      technical data, as well as information relating to business practices, costs, users or purchasers of either party's services, research or products. Confidential Information is intended to be given the widest and most all encompassing possible definition allowed by law.

8.02  During the term of this Agreement, and for an additional period of fifteen
      (15) years thereafter, each of the parties and their respective employees, agents, directors, officers, Affiliates and sublicensees shall hold in strict confidence all Confidential Information except to the extent that such Information (i) is or becomes generally available to the public through no fault of the receiving party; (ii) can be demonstrated in writing to have been known by the receiving party at the time of its disclosure by the other party or is independently developed after the date of disclosure by the receiving party without the application or use of Confidential Information, (iii) becomes known to the other party from a source other than the disclosing other, without breach of this Agreement by such party and with such other source having received the information by lawful means and having the right to disclose such Confidential Information, or (iv) is disclosed pursuant to a final, binding, non-appealable order or requirement of court, administrative agency or other body.

8.03 Each party agrees that it will use reasonable measures to implement the provisions of this Article with its subparagraphs, including the following: (i) limiting access of Confidential Information to employees or contractors who have a need for such access for the purposes of this Agreement, (ii) advising all persons having access to Confidential Information of the obligations set forth herein; (iii) adopting and maintaining appropriate measures to safeguard documents and other media containing Confidential Information; (iv) returning to the originating party, upon termination of this Agreement, all documents and copies thereof which contain Confidential Information; and (v) in the event of any breach of security relating to Confidential Information coming to its attention, promptly notifying the other party and cooperating with such party in seeking to minimize the effects of such breach.

                                IX. MISCELLANEOUS

9.01 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, wherein such Agreement is made in the city of Reno, and wherein venue shall lie except as to all questions of the enforcement of Patent or Intellectual Properties rights. All questions concerning the construction or effect of any patent applications or patents shall be decided in accordance with the laws of the country or territory in question.

9.02 Arbitration of All Disputes. Any and all disputes which might arise between the parties hereto, except as otherwise expressly provided for herein, shall be submitted to binding arbitration in the city of Reno, which arbitration shall be before a person or panel selected by the parties, and if no agreement can be obtained on the appointment of such person or panel, then any party may elect to submit the matter to binding arbitration under the commercial rules of the American Arbitration Association, with the prevailing party being entitled to receive all costs of arbitration, but not including attorneys fees. Any arbitration shall be final, binding, and not appealable, and judgment may be entered thereon in the enforcement thereof.

9.03 Integration of Agreement. This Agreement constitutes the entire understanding of the parties hereto, and supersedes any and all prior agreements, commitments and understandings, whether oral or written, between the parties hereto, and may not be modified, amended or supplemented except by way of a writing signed by the duly authorized representative of the party to be charged.


                            License Agreement, Page 7

9.04 Assignment. This Assignment may not be assigned, and no sublicense or other transfer made without the prior written permission of the Licensor if by a Licensee, and by one Licensee if by Licensors. The withholding of permission of assignment or sublicense shall not be unreasonably withheld. It is expressly understood that Licensors may object to any assignment or sublicense if the issue of "shelving" or non-use of said rights, if the same is not reasonably addressed in such assignment or sublicense.

9.05 Notices. Any notice, formal request, instruction or other document required to be given hereunder shall be given in writing by hand delivery, or by posting by certified or registered mail, postage prepaid, and by facsimile, receipt confirmed by personal contact of the noticed party, as follows:

                  Gregory F. Gilbert
                  8776 Killdee, Suite 100
                  Orangevale, CA 95662
                  Fax Copy to: (916) 988-0267

            With a second fax and hard paper copy (must be FedEx) to:

                  Nardo Zaias, M.D.
                        Address to be provided.

      And to Diabetex International
                  Philip R. Blomquist, 2775 So. Main Street, Salt Lake City, UT 84115.
      And copies to: Floyd M. Ault, 509 Lake Havasu La, Boulder City, NV 89005
                  Nathan Drage, Esq. 6975 So. Union Park Center, Midvale, UT
                  84047

      or to such other addresses as any party hereto may specify by written formal notice to all parties.

9.06 Successors and Authorized Assigns. This Agreement shall be binding upon and inure to the benefit of, the parties and their duly authorized and permitted successors, legal representatives and assigns, provided the same shall be verified in writing.

9.07 Severability. If and to the extent that any court or arbitration panel of competent jurisdiction holds that any provision or part of this Agreement shall be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement, which shall be construed as if such provision had been enforced, to the extent possible, and if not, construed as if such provision were not part of this Agreement.

9.08 Independent Contracting Parties. The relationship of the parties under the terms of this Agreement is that independent contracting parties, and no partnership, joint venture, or other representative capacity is conferred hereby. No party shall be authorized to act on behalf of, or shall be deemed to be the agent of any other party, and no party may take any action or act for, or on the account of any other party, or bind any other party to any agreement, or waive any provision or term on behalf of any other party without the written consent thereto.

9.09 Counterparts and Headings. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and together shall make one and the same document. Heading are inserted for convenience only and shall not affect the meaning or interpretation of the paragraphs hereof.


                            License Agreement, Page 8

9.10 Waivers. Any waiver of any term or condition of or obligation under this Agreement must be set forth explicitly in writing referring to the provision being waived, and signed by the waiving party. A waiver of any party of any of the terms and conditions or obligations of the other party under this Agreement in any instance shall not be deemed or construed to act as a waiver of such term, condition or obligation for the future.

9.11 Further Assurances and Documents. Licensors and Licensees each agree on behalf of themselves and their respective assigns and sublicensees to produce or execute such other documents or memorandums of agreement which may be reasonably necessary or desirable for the execution and implementation of this Agreement and the consummation of the transactions contemplated hereby, including but not limited to individual license documents for each Licensed Technology or any future licenses or New Technology which may be licensed to Licensees under the terms of this Agreement.

            IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

                                    Hamilton-May Corporation


                                    /s/ Nardo Zaias  Pres
                                    --------------------------------
                                    By: Nardo Zaias, M.D., Pres.


                                    /s/ Nardo Zaias M.D.
                                    --------------------------------
                                    Nardo Zaias, M.D., an Individual


                                    /s/ Gregory F. Gilbert
                                    --------------------------------
                                    Gregory F. Gilbert, an Individual


/s/ Philip R. Blomquist
------------------------------
Diabetex International Corp.


                                    Please make initial share certificate in name of Biophile USA, Inc.


                                    /s/ Nardo Zaias
                                    --------------------------------
                                    Nardo Zaias


                            License Agreement, Page 9

                                   Resolution

                           DIABETEX INTERNATIONAL CORP
                        MINUTES OF THE BOARD OF DIRECTORS

                  A meeting of the Board of Directors of Diabetex International Corp was held by waiver and consent on June 30, 1999, at the offices of the Corporation. All parties were in attendance as required by law and consent and resolved:

            RESOLVED that the Corporation is hereby authorized to enter into a License Agreement with Hamilton-May Corporation, Gregory F. Gilbert and Nardo Zaias, M.D., involving, inter alia, the licensing of certain of the Corporation's technology, and to consummate the transactions contemplated in the Agreement, in accordance with the terms and conditions set forth in the Agreement;

            RESOLVED FURTHER that the proper officers of the Corporation be, and each of them is authorized to execute and deliver on behalf of the Corporation the Agreement and any and all accompanying documents, schedules, and exhibits, together with any and all amendments, revisions and modifications as such officer may approve;

            UPON MOTION DULY MADE AND SECONDED, the meeting was adjourned.



                                    /s/ Philip R. Blomquist
                                    --------------------------------
                                    Diabetex International Corp


                           License Agreement, Page 10

                          UNANIMOUS CONSENT IN LIEU OF
                  SPECIAL MEETING OF THE BOARD OF DIRECTORS OF
                       DIABETEX INTERNATIONAL CORPORATION

      The Undersigned, being all of the Directors of Diabetex International Corporation, a Nevada corporation ("the Company"), hereby takes the following action:

      WHEREAS, the Company has acquired all of the shares of Advanced Metabolic Technologies, Inc. from Advance Metabolic Systems, Inc. pursuant to an Agreement and Plan of Reorganization; and

      WHEREAS, the Agreement calls for the issuance of shares by the Company.

      THEREFORE BE IT RESOLVED, that the Company issue 850,000 shares of restricted common stock to Advanced Metabolic Systems, Inc.

      Effective the 30th day of July, 1999.


                                          /s/ Philip R. Blomquist
                                          -------------------------------
                                          Philip Blomquist